EXHIBIT 99.1

              ARIAD Reports Second Quarter 2004 Results;
        Update on Status of Clinical and Preclinical Programs

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Aug. 2, 2004--ARIAD
Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced results for the second quarter of 2004 and updated the status of its clinical and preclinical programs.

    Financial Highlights

    For the three months ended June 30, 2004, the Company reported a net loss of $9.2 million, or $0.18 per share, compared to a net loss of $4.3 million, or $0.12 per share, for the same period in 2003. The Company ended the quarter with $94.8 million in cash, cash equivalents and marketable securities. This compares to cash, cash equivalents and marketable securities of $66.7 million at December 31, 2003. For the six months ended June 30, 2004, the Company reported net cash used in operations of $12.8 million.
    "We are moving ahead aggressively with the global clinical development of our lead oncology product, AP23573, and the further development of our pipeline of preclinical programs. Our highest priority is progressing AP23573 as quickly as possible to registration trials in clinical indications in which there is great unmet medical need," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.

    Update on AP23573 Clinical Program

    In June, the Company announced details of its comprehensive global clinical development plan for its lead oncology product candidate, AP23573, and initiated enrollment of patients in a multicenter Phase 2 study of this product candidate as a single agent in hematologic cancers (i.e., leukemias and lymphomas) in which current therapeutic options are limited or only palliative. Concurrently, the Company initiated enrollment of patients with glioblastoma multiforme in a multicenter Phase 1b clinical trial to identify the optimal dosing of AP23573 to achieve maximal activity within brain tumors.
    The AP23573 development plan also calls for the initiation of additional Phase 2 trials of the drug as a single agent in patients with specific advanced, relapsed and/or metastatic solid tumors (e.g., brain, breast, endometrial and prostate cancers, as well as sarcomas) in the United States and Europe. In parallel, additional Phase 1b studies are planned in selected cancers aimed at further evaluating the anti-tumor activity, safety and pharmacokinetics of AP23573, both as a single agent and in combination with chemotherapeutic agents and other molecularly targeted drugs.
    A near-term objective of the AP23573 development plan is to obtain sufficient clinical data to support expedited or "fast-track" regulatory review of AP23573, both in the United States and Europe, in specific clinical indications to be determined over the next year.
    The initial Phase 1 clinical data presented at the recent American Society of Clinical Oncology annual meeting supported the optimism about the clinical potential of AP23573. Sustained anti-tumor activity of AP23573 as a single agent was observed in 50% of the evaluable patients in a broad spectrum of cancers in the daily dosing trial - the dosing regimen that generally will be used in subsequent trials. These Phase 1 results were especially striking since all patients had untreatable advanced tumors, and many patients received very low doses of drug (due to the dose-escalation design of the trials, which were aimed primarily at evaluating the safety of the drug). Further follow up of these patients is ongoing, as is enrollment of additional patients at the higher doses.
    The small-molecule drug, AP23573, starves cancer cells and shrinks tumors by inhibiting the critical cell-signaling protein, mTOR, which regulates the response of tumor cells to nutrients and growth factors, and controls tumor blood supply and angiogenesis through effects on Vascular Endothelial Grown Factor (VEGF).

    Update on Preclinical Programs

    In parallel with the Company's AP23573 clinical program, it is also proceeding with both of its preclinical cancer programs - its oncogenic kinase inhibitor program based on AP23464 and its bone-targeted mTOR inhibitor program based on AP23841.
    As part of the oncogenic kinase inhibitor program, extensive preclinical studies have been conducted on AP23464 along with backup compounds, providing insights into their biologic, metabolic and pharmacologic profiles. Recently obtained results of animal studies in this program have led the Company to focus its development efforts on two classes of chemically related back-up compounds of AP23464 in order to initiate clinical trials with a product candidate that has a more optimal and competitive metabolic profile. Accordingly, the Company is not currently providing updated guidance on the IND filing date.
    Dr. Berger added, "We remain strongly committed to our oncogenic kinase inhibitor program which represents a compelling medical and commercial opportunity. Our scientific team and network of academic collaborators understand the cancer targets and inhibitors in this program extremely well. We are actively pursuing a rapid path to selection of the optimal compound for clinical development."

    Upcoming Events

    Updated clinical data on the Phase 1 trials of AP23573 will be presented at EORTC-NCI-AACR Conference on Molecular Targets and Cancer Therapeutics, Geneva, Switzerland (September 28 - October 1, 2004). More information about this medical conference is available at the meeting's website (http://www.aacr.org/4400m.asp).
    In addition, ARIAD's chairman and chief executive officer will be presenting updated overviews of the Company progress and plans at six investor conferences - all to be webcast - during the next several months:

    -- Adams Harkness 24th Summer Seminar at the Marriot Long Wharf in Boston, Massachusetts on August 3, 2004.

    -- UBS 2004 Global Life Sciences Conference at the Grand Hyatt in New York, New York on September 27-30, 2004.

    -- JPMorgan Third Annual Small Cap Conference at the Four Seasons in Boston, Massachusetts on October 25-26, 2004.

    -- Rodman and Renshaw Sixth Annual Healthcare Conference at the Waldorf-Astoria in New York, New York on October 26-28, 2004.

    -- Lehman Brothers 2004 Small Cap Conference at the Phoenician in Scottsdale, Arizona on November 17-19, 2004.

    -- Lazard First Annual Life Sciences Conference at the Mandarin Oriental in New York, New York on November 30 - December 1, 2004.

    Details concerning audio webcasts of these presentations, together with more specific dates and times, will be provided in separate press releases for each conference.

    ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. ARIAD also has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases.
    Additional information about ARIAD can be found on the web at http://www.ariad.com.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to accurately estimate the actual research and development expenses and other costs associated with the preclinical and clinical development of our product candidates, the adequacy of our capital resources and the availability of additional funding, risks and uncertainties regarding the Company's ability to successfully conduct preclinical and clinical studies of its product candidates, risks and uncertainties that clinical trial results at any phase of development may be adverse or may not be predictive of future result or lead to regulatory approval of any of the Company's product candidates, and risks and uncertainties relating to regulatory oversight, intellectual property claims, the timing, scope, cost and outcome of legal proceedings, future capital needs, key employees, dependence on the Company's collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2003. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.


             ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


In thousands,         Three Months                  Six Months
  except share           Ended                         Ended
  and per share         June 30,                      June 30,
  data             --------------------         --------------------
                     2004          2003          2004          2003
                  ---------     ---------     ---------      ---------
                        (Unaudited)                  (Unaudited)
Total license
 revenue          $       188  $       153  $       378  $       279
                   -----------  -----------  -----------  -----------

Operating
 expenses:
   Research and
    development         7,102        3,206       11,435        7,747
   General and
    administrative      2,565        1,237        4,783        2,122
                   -----------  -----------  -----------  -----------
    Total operating
     expenses           9,667        4,443       16,218        9,869
                   -----------  -----------  -----------  -----------

Other income
 (expense), net           234          (14)         360          (26)
                   -----------  -----------  -----------  -----------

Net loss          $    (9,245) $    (4,304) $   (15,480) $    (9,616)
                   -----------  -----------  -----------  -----------
                   -----------  -----------  -----------  -----------

Net loss per
 common share
(basic and
 diluted)         $      (.18) $      (.12) $      (.31) $      (.27)
                   -----------  -----------  -----------  -----------
                   -----------  -----------  -----------  -----------

Weighted average
 number of shares of
 common stock
 outstanding
(basic and
 diluted)          52,416,929   36,769,778   49,978,892   35,814,896


           CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

                                                  June 30,  Dec. 31,
In thousands                                        2004      2003
                                                 ---------------------
                                                 (Unaudited)
Cash, cash equivalents and marketable securities  $ 94,815     $66,740
Total assets                                      $102,582     $74,284
Total liabilities                                 $ 16,200     $14,958
Stockholders' equity                              $ 86,382     $59,326


    CONTACT: ARIAD Pharmaceuticals, Inc.
             Tom Pearson, 610-407-9260
             or
             Kathy Lawton, 617-621-2345